Exhibit 10.98

To:	Tom Ormandy

From:	Bob Arnot	/s/ Robert J. Arnot

Date:	June 22, 2001

Re:	Severance Package

This memo will confirm that the elements of your severance package, as we previously discussed, will consist of the following:

1)                                      For the four months ending September 30, 2001, you will continue to be an employee of the Company and will focus your efforts during this time primarily on the liquidation of all remaining inventory relating to the Boss and BHPC lines as well as assisting in reducing company expenses.

2)                                      From October 1, 2001 through July 31, 2002, you will be paid severance pay in the same amount as when you were an employee.  This will be paid with the same schedule of payments, as was the case when you were an employee.

3)                                      From now through the end of your severance period, the Company will continue to include you in its group medical plan and will make the same contribution to the cost of coverage under the plan as though you continued to be an employee.

4)                                      You are vested in your stock options and they will not terminate with the end of your employment with the Company.

5)                                      In addition to the above, you are also entitled to the other normal rights of other former employees and should contact Donna Derencz in Baltimore to review those rights and the procedures involved.

6)                                      You have been an extremely valuable and loyal employee for many years and we will be most glad to provide excellent references.

Acknowledge and agreed:

/s/ Thomas Ormandy
Thomas Ormandy

Date: 10/4/01